UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2006 (December 30, 2005)

MEDIALINK WORLDWIDE INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE	0-21989	52-1481284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

708 THIRD AVENUE, NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 682-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Medialink Worldwide Incorporated (the “Company”) and J. Graeme McWhirter, a co-founder of the Company, entered into a Separation Agreement and General Release (the “Separation Agreement”) as of December 30, 2005. In accordance with the Separation Agreement, Mr. McWhirter, a director and Executive Vice President of the Company, and Chairman and Chief Executive Officer of TTX (US) LLC and TTX Limited, majority-owned subsidiaries of the Company, has resigned as an officer and a director of the Company and all of its subsidiaries effective as of December 31, 2005. Pursuant to the terms of the Separation Agreement, Mr. McWhirter will provide consulting services to the Company during the period January 1, 2006, through June 30, 2006, for fees totaling approximately $180,000. Mr. McWhirter will also receive a severance payment of approximately $1.5 million to be paid out during the period July 1, 2006, through December 31, 2010. The Separation Agreement contains non-compete and non-solicitation provisions that are applicable for a period of three years from the date of Mr. McWhirter’s resignation as well as certain confidentiality provisions. The Company will incur a charge in 2005 of approximately $1.2 million in connection with this Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with entering into the Separation Agreement, the Amended and Restated Employment Agreement dated as of August 28, 2001, by and between the Company and Mr. McWhirter was terminated and is of no further force and effect.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective December 31, 2005, J. Graeme McWhirter resigned as a director and Executive Vice President of the Company and as Chairman and Chief Executive Officer of TTX (US) LLC and TTX Limited, majority-owned subsidiaries of the Company.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired
Not applicable

(b) Pro forma financial information
Not applicable

(c) Shell company transactions
Not applicable

(d) Exhibits
99.1 Press release of the Company, dated January 5, 2006, entitled “Medialink Announces Teletrax Management Change.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medialink Worldwide Incorporated Registrant

Date: January 6, 2006	By:	/s/ Kenneth G. Torosian
Kenneth G. Torosian
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of the Company, dated January 5, 2006, entitled “Medialink Announces Teletrax Management Change.”